EXHIBIT 3.2
BUSINESS CORPORATIONS ACT

Alberta	ARTICLES OF AMENDMENT

1. Name of Corporation	2. Corporate Access Number
NUCRYST PHARMACEUTICALS CORP.	207686874

3.	1. Pursuant to subsection 173(1)(m) of the Business Corporations Act (Alberta), the share transfer restrictions as set out in the Articles of the Corporation are hereby amended by deleting the existing restrictions and inserting therefor the word “None”;

2. Pursuant to subsection 173(1)(l) of the Business Corporations Act (Alberta), the number of directors set out in the Articles of the Corporation is hereby amended by increasing the minimum number of directors to three (3) and the maximum number of directors to fifteen (15); and

3. Pursuant to subsection 173(1)(n) of the Business Corporations Act (Alberta), the other rules and provisions as set out in the Articles of the Corporation are hereby amended by deleting the existing provisions and inserting therefor the attached Schedule of Other Provisions.

4.	DATE	SIGNATURE	TITLE

SCHEDULE OF OTHER PROVISIONS
1.	The directors may, between annual meetings of shareholders, appoint one or more additional directors of the Corporation to serve until the next annual meeting of shareholders, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last meeting of the shareholders of the Corporation.
2.	Any meeting of the shareholders of the Corporation may be held in any of the following cities:
Calgary, Alberta
Edmonton, Alberta
Fort Saskatchewan, Alberta
St. John’s, Newfoundland
Charlottetown, Prince Edward Island
Halifax, Nova Scotia
Saint John, New Brunswick
Quebec City, Quebec
Toronto, Ontario
Ottawa, Ontario
Winnipeg, Manitoba
Regina, Saskatchewan
Victoria, British Columbia
Vancouver, British Columbia
Boston, Massachusetts
Wakefield, Massachusetts
New York, New York
Denver, Colorado
Houston, Texas
Phoenix, Arizona
Scottsdale, Arizona
or in any other place selected by the directors of the Corporation in accordance with applicable corporate legislation.

BUSINESS CORPORATIONS ACT

Alberta	ARTICLES OF AMENDMENT

1. Name of Corporation	2. Corporate Access Number

NUCRYST PHARMACEUTICALS CORP.	207686874

3.	1. Pursuant to subsections 173(1)(d), (e) and (h) of the Business Corporations Act (Alberta), the share capital of the Corporation is hereby amended:

	(a)	by redesignating the existing Class “A” Common Shares as “Common Shares” and attaching to the Common Shares the rights, privileges, restrictions and conditions as set out in the attached Schedule of Share Capital;

	(b)	by increasing the capital of the Corporation by the creation of an additional class of shares, to be designated as “Preferred Shares”, issuable in series, in an unlimited number, each such Preferred Share having attached the rights, privileges, restrictions and conditions as set out in the attached Schedule of Share Capital; and

	(c)	by cancelling the Class “B” Common Shares, Class “C” Redeemable Preferred Shares, Class “D” Redeemable Preferred Shares, Class “E” Redeemable Preferred Shares, Class “F” Redeemable Preferred Shares and Series 1 through Series 10 Class “F” Redeemable Preferred Shares in the capital of the Corporation, none of which are currently issued and outstanding, so that the Corporation is no longer authorized to such classes and series of shares;

so that the share capital of the Corporation shall be amended to read as set out in the Schedule of Share Capital attached hereto and forming part of this form; and

2. Pursuant to subsection 173(1)(f) of the Business Corporations Act (Alberta), the share capital of the Corporation is hereby amended by changing each of the issued and outstanding Common Shares of the Corporation into 0.6485 of a Common Share.

4.	DATE	SIGNATURE	TITLE

SCHEDULE OF SHARE CAPITAL
     The Corporation is authorized to issue:
(a)	One class of shares, to be designated as “Common Shares”, in an unlimited number; and
(b)	One class of shares, to be designated as “Preferred Shares”, issuable in series, in an unlimited number;
such shares having attached thereto the following rights, privileges, restrictions and conditions:
A. Common Shares
     The Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:
(i)	the right to one vote at all meetings of shareholders of the Corporation, except meetings at which only holders of a specified class of shares other than the Common Shares are entitled to vote;

(ii)	subject to the prior rights and privileges attaching to any other class of shares of the Corporation, the right to receive any dividend declared by the Corporation; and

(iii)	subject to the prior rights and privileges attaching to any other class of shares of the Corporation, the right to receive the remaining property and assets of the Corporation upon dissolution.
B. Preferred Shares
     The Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:
(i)	the Preferred Shares may at any time and from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be determined by resolution of the directors of the Corporation; and

(ii)	subject to the provisions of the Business Corporations Act (Alberta), the directors of the Corporation may by resolution fix from time to time before the issue thereof the designation, rights, privileges, restrictions and conditions attaching to each series of the Preferred Shares.